SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
      SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant []

Filed by a party other than the Registrant [X]


Check the appropriate box:

[] Preliminary proxy statement.

[X] Definitive proxy statement.

[]  Definitive additional materials.

[ ] Soliciting material under Rule 14a-12.

[ ] Confidential, for use of the Commission only (as permitted by Rule
14a-6(e)(2)).

                           THE NEW GERMANY FUND, INC.
----------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   OPPORTUNITY PARTNERS L.P.
----------------------------------------------------------------
Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:





 Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
                              10570
    (914) 747-5262 // Fax: (914) 747-5258//oplp@optonline.net

                                   May 31, 2005

Dear Fellow Shareholder of The New Germany Fund:

As you probably know, The New Germany Fund's shares have traded at a double-digit discount from net asset value (NAV) for a very long time. At the upcoming annual meeting, shareholders will finally have a chance to do something about the discount.
The board suggests that we should focus on the potential for long-term gain, not on the discount. Unfortunately, long-term shareholders have not fared very well. According to Lipper, The New Germany Fund ranked sixth out of seven Western European closed-end funds for the ten year period ending July 2004. For the five year period ending March 31, 2005, its average annual return based on NAV was -6.83%.
In our opinion, this letter and this proxy contest should not have been necessary. Last year, we submitted a proposal requesting that the board of directors promptly take the steps necessary to open-end the Fund or otherwise enable stockholders to realize NAV for their shares. Despite the board's opposition, our proposal was approved by a wide margin -- 61% to 39%. The actual results were as follows: For: 6,948,617 shares; Against:
4,451,528 shares; Abstain: 239,889 shares.  We then requested that the board take meaningful action to address the Fund's discount. The board refused and said that it did not consider that vote to be an important message from shareholders because many shareholders did not vote.
We disagree.  In almost every corporate election many
shareholders do not vote. That does not justify discounting the wishes of those that do vote. We believe the board should have implemented the proposal to realize NAV after shareholders approved it. That is why, at this year's meeting, we are (1) submitting a similar proposal to obtain NAV and (2) nominating directors that are committed to implementing the proposal if it is approved by a majority of the votes cast.
We appreciate that people can have honest differences about matters like these. We think such differences should be resolved democratically. Unfortunately, the board seems to be unwilling to allow that. Instead, it is spending Fund assets on an expensive election campaign to defeat our nominees. If shareholders do not respond favorably to the board's pleas, it has said it will refuse to count any votes for our nominees because they allegedly do not meet the qualifications the board itself adopted. Thus, either way the incumbents win.
We believe the board's "qualifications" violate the right of shareholders to nominate an opposing slate. Furthermore, they are hypocritical because the Fund's own proxy voting guidelines state that the Fund votes against proposals of portfolio companies that restrict shareholders rights. As one court said, "To allow for voting while maintaining a closed candidate selection process thus renders the former an empty exercise."
The board insists that its only objective is to insure that the board has wonderful directors. If almost every shareholder of the Fund is precluded from being a director because they cannot meet the qualifications, that result certainly was not the board's intent.
The board has said that we have "conceded [our nominees] are not qualified to serve as directors under the Fund's Bylaws." That is not really an accurate statement. What we said was that our nominees did not meet "the illegal preclusive and inequitable qualifications set forth in Section 3 of Article II of the Fund's bylaws" and that any attempt to enforce it would be a breach of
fiduciary duty.   Did the directors knowingly misrepresent what
we said?  You decide whether they are credible.
The incumbent directors invite you to make your own comparison of their qualifications with those of our nominees. Let's do that. Perhaps the most distinguished director of The New Germany Fund is Richard Burt, a former U.S. ambassador to Germany. Unfortunately, Mr. Burt's sterling qualifications did not prevent him from being chastised by former SEC chairman Richard Breedon for his role on an audit committee of Hollinger International that exercised an "inexplicable and nearly complete lack of initiative, diligence and independent thought" while allowing chief executive officer Lord Conrad Black to run Hollinger like a "corporate kleptocracy." Recently, The Wall Street Journal reported that Mr. Burt agreed to a $50 million settlement of a lawsuit alleging that he and his esteemed fellow Hollinger directors "rubber stamped" payouts to Lord Black and his cronies. Although the board's proxy materials do not mention this distasteful matter we think it is important so we have enclosed an informative newspaper article about it. Please read it and, as the board says, "Make your own comparison."
Admittedly, our nominees do not hobnob with people as distinguished and sophisticated as Mr. Burt. However, if they are elected as directors, they will not act like members of an aristocratic social club. They are honest and competent and will faithfully represent shareholder interests. Like Winston Churchill, the British Bulldog, they are willing to give their "blood, toil, tears and sweat" to make sure that nothing like the "rubber stamping" that took place at Hollinger ever happens at The New Germany Fund.
In any event, the main issue in this election is very simple. Do you want an opportunity to realize NAV, e.g., via open-ending or a self-tender offer? If so, then you need to return the GREEN proxy card today. Better yet, you should vote by telephone at 1-800-454-8683 or at WWW.PROXYVOTE.COM to insure that your vote is received before the February 4. If you have any questions, please call me at (914) 747-5262 or e-mail me at oplp@optonline.net.

                                        Yours truly,


                                        Phillip Goldstein
                                        Fellow GF Shareholder




                       THE NEW YORK TIMES

August 31, 2004
Panel Says Conrad Black Ran a 'Corporate Kleptocracy'
By FLOYD NORRIS


Conrad M. Black ran a "corporate kleptocracy" for his own benefit at Hollinger International, the publisher of The Chicago Sun-Times and other newspapers, and the board of directors failed in its responsibilities to monitor what he was doing, a committee of that board concluded in a report filed on Monday in federal court in Chicago and made available today.
" Hollinger wasn't a company where isolated improper and abusive acts took place," said the report, largely written by Richard C. Breeden, a former chairman of the Securities and Exchange Commission. Rather, it said, Hollinger was "an entity in which ethical corruption was a defining characteristic."
Lord Black controlled Hollinger through a series of holding companies and super voting stock, but his control of the company was effectively ended when the board broke with him and persuaded a Delaware judge to allow the company to sell The Telegraph papers over Lord Black's objections. The company has sued Lord Black and his associates for $1.25 billion in federal court in Illinois.
While the report was careful to insist that Lord Black and F. David Radler, Hollinger's former chief operating officer, were "the primary offenders, the consistent inaction of the Hollinger board also resulted in squandering opportunities for stopping abusive acts before the damage was too great."
The report was particularly critical of the audit committee of the board, which it said had not performed its duties to monitor what was going on. But the report saved its harshest criticism for Richard Perle, the former Reagan administration official and current member of a Pentagon advisory board. It said it did not consider Mr. Perle to have been an independent director and called on him to return $5.4 million in pay he received after "putting his own interests above those of Hollinger's shareholders."
It said James R. Thompson, a former governor of Illinois and the chairman of Hollinger's audit committee when the abuse was taking place, had accepted the word of Lord Black and Mr. Radler on many things, allowing them to take excessive management fees and nearly all the company's profits for themselves. "He failed to apply the critical part of former President Reagan's famous dictum to `Trust, but Verify.' "
The report said that Hollinger's auditors, KPMG, and its outside Canadian law firm, Torys, had not warned the audit committee that the management fees might be so large as to violate fiduciary standards, as the special committee claims they did, nor did the auditors or lawyers raise questions about "noncompete" fees paid to Lord Black and Mr. Radler that the committee concluded were improper.
It said Mr. Thompson and two other members of the audit committee, Richard D. Burt, a former United States ambassador to Germany, and Marie-Jose Kravis, the wife of the financier Henry Kravis, "failed to respond critically to the repeated demands for noncompete payments even though they should all have known these payments were highly unusual from the numerous boards on which they had served."
The report was gentle in dealing with some former directors, including Henry Kissinger, the former United States secretary of state. It said they had acted reasonably in reviewing the recommendations of the audit committee and were entitled to assume the committee had done its job properly.
But the committee said large Hollinger donations to "pet charities" of various directors, including Mr. Kissinger and Robert Strauss, a former chairman of the Democratic National Committee, "without the restraint of sound corporate governance controls, raises questions regarding the independence of those directors."
Mr. Perle was criticized for his involvement in Hollinger's Internet subsidiary, in which he, Lord Black and others were granted 22 percent of profits on successful investments - a total of $8.3 million - even though the subsidiary lost money over all. His share came to more than $3 million.
The report said Mr. Perle "repeatedly breached his fiducicary duties" as a member of the board's executive committee, in approving improper deals to benefit himself and Lord Black. It said Hollinger had made a bad investment in a partnership run by Mr. Perle. "As a faithless fiduciary, Perle should be required to disgorge all compensation received from the company," the report said.
Lord Black has repeatedly denied he did anything wrong and has said the board approved the transactions for which he has been criticized. A call to his secretary in Toronto was not immediately returned today. Nor was a call to Mr. Perle at his office at the American Enterprise Institute in Washington.
A KPMG spokeman said the firm had cooperated in the investigation but did not discuss its findings.
The report lays out in devastating detail the ways in which it says Lord Black and his associates drained $400 million, or 95 percent of Hollinger's adjusted net income from 1997 through 2003. It said much of that was accomplished by having Hollinger pay a "management fee" to a company controlled by Lord Black. It then paid management salaries, but the amounts were not disclosed and the board evidently never asked for details. The report concluded that the salaries were wildly exorbitant.
American companies are required to disclose salaries paid to the top five officers, but the report said Hollinger failed to disclose as much as 96 percent of the amounts it should have disclosed.















 PROXY STATEMENT OF PHILLIP GOLDSTEIN, A STOCKHOLDER OF THE NEW
  GERMANY FUND, INC., IN OPPOSITION TO THE SOLICITATION BY THE
                       BOARD OF DIRECTORS

  ANNUAL MEETING OF STOCKHOLDERS (To be held on June 21, 2005)

I, Phillip Goldstein, a stockholder of The New Germany Fund, Inc. (the "Fund"), am sending this proxy statement and the enclosed GREEN proxy card to stockholders of record as of April 22, 2005 of the Fund. I am soliciting a proxy to vote your shares at the Annual Meeting of Stockholders of the Fund (the "Meeting"). Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

This proxy statement and the enclosed GREEN proxy card are first being sent to stockholders of the Fund on or about May 31, 2005.

                          INTRODUCTION
There are three matters that will be voted upon at the Meeting:
(1) the election of four directors; (2) ratification of the appointment of the independent auditors; and (3) a proposal recommending that stockholders be afforded an opportunity to realize net asset value ("NAV") for their shares as soon as practicable. I am soliciting a proxy to vote your shares FOR the election of my nominees, and FOR Proposals 2 and 3.

How Proxies Will Be Voted

If you return a GREEN proxy card in the enclosed envelope, your shares will be voted on each matter as you indicate subject to the condition set forth in the following paragraph. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominees, and FOR Proposals 2 and
3. If you return a GREEN proxy card, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

Rule 14a-4(e) of the Securities Exchange Act of 1934 requires that, subject to reasonable specified conditions, all shares represented by proxy must be voted. The board of directors has adopted a bylaw that purports to require nominees to meet onerous qualifications which my nominees do not meet. Because I believe these qualifications constitute an improper constraint by the board on the right of stockholders to elect directors, I have requested that the board waive them and agree to comply with rule 14a-4(e) by allowing all proxies to be voted as instructed and counted. Thus far, the board has failed to do so and has failed to disclose how it will treat my proxies. If, prior to the Meeting, the board does not irrevocably agree to allow all proxies to be voted as instructed and counted, the proxy holders may not attend the Meeting and I intend to file a lawsuit to require all proxies to be voted as instructed and counted. If the proxy holders do not attend the Meeting your shares will not be counted toward a quorum or voted unless and until a court makes a determination as to how the Fund must treat them. If you do not believe the foregoing condition is reasonably specified or you unconditionally want your shares to be represented at the Meeting even if the board does not agree to allow them to be voted as you instruct and counted, you should not give me your proxy.

Voting Requirements

The presence in person or by proxy of at least one-third of the Fund's outstanding shares shall constitute a quorum. The four nominees receiving the greatest number of votes cast will be elected directors. Proposals 2 and 3 each require the affirmative vote of a majority of the votes cast at the Meeting for approval. Abstentions and broker non-votes are not treated as shares voted and thus will have no impact on either proposal.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) delivering a written revocation of your proxy at the Meeting; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.


Information Concerning the Soliciting Shareholder

I, Phillip Goldstein, the soliciting stockholder, am an investment advisor. Currently, my clients, clients of my affiliates, and I beneficially own 2,183,000 shares of the Fund, of which approximately 296,300 shares were bought in 2005, approximately 1,457,306 shares were bought in 2004 and approximately 181,352 shares were bought in 2003. There have been no sales since January 1, 2003.

                  REASONS FOR THE SOLICITATION

At the Fund's annual meeting on June 22, 2004, stockholders approved by a margin of 61% to 39% a proposal requesting the board of directors to promptly take the steps necessary to open-end the Fund or otherwise enable stockholders to realize net asset value for their shares. The board has refused to implement that proposal. I am submitting a similar proposal (Proposal 3) this year and intend to nominate candidates for election as directors that are committed to implementing the proposal if it is adopted.

                PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, I intend to nominate the following persons for election as directors. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. None of my nominees has any arrangement or understanding with any person with respect to employment by or transactions with the Fund or any affiliate of the Fund. I do not know of any material conflicts of interest that would prevent any of my nominees from acting in the best interest of the Fund. Please refer to the Fund's proxy soliciting material for additional information concerning the election of directors.

Gerald Hellerman (67), 10965 Eight Bells Lane, Columbia, MD 21044 Principal of Hellerman Associates, a financial and corporate consulting firm since 1993; director of The Mexico Equity and Income Fund; director and President of Innovative Clinical Solutions, Ltd.: director of Frank's Nursery & Crafts, director of MVC Capital; and director of Brantley Capital Corporation. Mr. Hellerman is presently serving as Manager-Investment Advisor for a U.S. Department of Justice Settlement Trust. Mr. Hellerman has served as a Trustee or Director of Third Avenue Value Trust, a Trustee of Third Avenue Variable Series Trust, and a Director of Clemente Strategic Value Fund.

Phillip Goldstein (60), 60 Heritage Drive, Pleasantville, NY
10570
Investment advisor to Opportunity Partners L.P., an activist-oriented private investment fund, and other clients since 1992. Mr. Goldstein has been a director of Brantley Capital Corporation since 2002, The Mexico Equity and Income Fund since 1999 and both The Emerging Markets Telecommunications Fund and The First Israel Fund since 2005.

Andrew Dakos (38), 43 Waterford Drive, Montville, NJ 07045
Mr. Dakos has been President of Elmhurst Capital, Inc., an investment advisory firm, since 2000. Mr. Dakos has also been a Managing Member of the general partner of Full Value Partners L.P., an investment partnership, since 2001. In addition, Mr. Dakos is President & CEO of UVitec Printing Ink Inc., a manufacturing firm. Mr. Dakos also currently serves as Director and Chairman of the Audit Committee of The Mexico Equity and Income Fund Inc., a publicly traded company.

Rajeev Das (36), 68 Lafayette Avenue, Dumont, NJ 07628
Mr. Das has been an analyst at Kimball and Winthrop Inc. the General Partner of Opportunity Partners L.P. an activist-oriented private investment fund since 1997 and since September 2004 Mr. Das has served as portfolio manager of Opportunity Income Plus L.P. a private investment fund. Mr. Das is currently a director of the Mexico Equity and Income Fund and a member of its Audit Committee. Mr. Das holds the CFA designation.

Neither Mr. Hellerman nor Mr. Dakos owns any shares of the Fund. Mr. Das has beneficially owned 402 shares for more than two years. My wife and I jointly own 30,344 shares in street name and I own 1,511 shares in an IRA account. Opportunity Partners owns of record one share and 685,363 shares in street name. A representative of Opportunity Partners will appear in person or
by proxy at the annual meeting to nominate the above persons.   I
have voting and/or disposal authority for an additional 1,417,278 shares that are beneficially owned by my clients (excluding Opportunity Partners). There are no definitive arrangements or understandings between any of our nominees and Opportunity Partners or its affiliates. Each nominee has consented to serve if elected.





 PROPOSAL 2: TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
               AUDITORS FOR THE FISCAL YEAR ENDING
                        DECEMBER 31, 2005

In the absence of contrary instructions, the proxy holders will vote your shares FOR this proposal.

 PROPOSAL 3:  A RECOMMENDATION THAT STOCKHOLDERS OF THE FUND BE
  AFFORDED AN OPPORTUNITY TO REALIZE NET ASSET VALUE FOR THEIR
                  SHARES AS SOON AS PRACTICABLE

Open-ending the Fund or a self-tender offer will allow stockholders to realize NAV for their shares. However, either action may also have adverse effects such as increasing the Fund's expense ratio or the percentage of assets held in illiquid investments. If adopted, this proposal will not be binding on the board. Moreover, if my nominees, who are committed to its implementation if it is adopted by stockholders, are elected, they will constitute a minority of the board. In the absence of contrary instructions, the proxy holders will vote your shares FOR this proposal.

                        THE SOLICITATION

I, Phillip Goldstein, the soliciting shareholder, am making this solicitation. Persons affiliated with or employed by me or my affiliates may assist me in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will bear all of the expenses related to this proxy solicitation. Because I believe that all shareholders will benefit from this solicitation, I intend to seek reimbursement of my expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of my solicitation expenses which I estimate will be $50,000. There is no arrangement or understanding involving me or any of my affiliates relating to future employment by or any future transactions with the Fund or any of its affiliates.

DATED: May 31, 2005












                           PROXY CARD

 Proxy Solicited in Opposition to the Board of Directors of The
   New Germany Fund, Inc. by Phillip Goldstein for the Annual
                     Meeting of Shareholders

The undersigned hereby appoints Rajeev Das, Andrew Dakos and Phillip Goldstein and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The New Germany Fund, Inc. (the "Fund") on June 21, 2005, (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below subject to the board, prior to the Meeting, irrevocably agreeing to allow all proxies to be voted as instructed and counted. If this condition is not met, the proxy holders may not attend the Meeting and Mr. Goldstein may file a lawsuit to require all proxies to be voted as instructed and counted. If the proxy holders do not attend the Meeting the undersigned's proxy will not be counted toward a quorum or voted unless and until a court so orders.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [
].)

1. ELECTION OF TWO DIRECTORS

[ ] FOR GERALD HELLERMAN            [ ] WITHHOLD AUTHORITY

[ ] FOR PHILLIP GOLDSTEIN                [ ] WITHHOLD AUTHORITY

[ ] FOR ANDREW DAKOS                     [ ] WITHHOLD AUTHORITY

[ ] FOR RAJEEV DAS                  [ ] WITHHOLD AUTHORITY


2. TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

  FOR [   ]                     AGAINST [   ]
  ABSTAIN [   ]

3. A RECOMMENDATION THAT STOCKHOLDERS OF THE FUND BE AFFORDED AN
OPPORTUNITY TO REALIZE NET ASSET VALUE FOR THEIR SHARES AS SOON
AS PRACTICABLE

  FOR [   ]                     AGAINST [   ]
  ABSTAIN [   ]

Please sign and date below. Your shares will be voted as directed subject to the board, prior to the Meeting, irrevocably agreeing to allow all proxies to be voted as instructed and counted. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and FOR Proposals 2 and 3. The undersigned hereby acknowledges receipt of the proxy statement dated May 31, 2005 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)



   SIGNATURE(S)____________________________  Dated: __________